Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

System Energy Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	1	Debt	First Mortgage Bonds, 5.30% Series due December 15, 2034	Rule 457(r)	$300,000,000	$997.68	$299,304,000.00	0.0001531	$45,823.44

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

		Total Offering Amount					$299,304,000.00		$45,823.44

		Total Fees Previously Paid							$0.00

		Total Fee Offsets							$0.00

		Net Fee Due							$45,823.44

Offering Note

1

This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in System Energy Resources, Inc.’s Registration Statement on Form S-3 (File No. 333-266624-01), which was filed on August 8, 2022. The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering.